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                     February 8, 2023

       Matthew Safaii
       Chief Executive Officer
       Arrowroot Acquisition Corp.
       4553 Glencoe Ave. Suite 200
       Marina Del Rey, CA 90290

                                                        Re: Arrowroot
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 2,
2023
                                                            File No. 001-40129

       Dear Matthew Safaii:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jocelyn Arel, Esq.